UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 7, 2009

Federal Home Loan Bank of Pittsburgh
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51395	25-6001324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Grant Street, Pittsburgh, Pennsylvania		15219
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	412-288-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2009, the Federal Home Loan Bank of Pittsburgh (the "Bank") announced the appointment of Mr. Winthrop Watson, as Chief Operating Officer, with Mr. Watson commencing employment at the Bank on November 18, 2009.

Mr. Watson, age 55, is currently serving as Managing Director at J.P. Morgan Securities (Asia Pacific) Limited in Hong Kong, a position he has held since 2007. In this position, Mr. Watson has served as senior client executive for J.P. Morgan’s Asia Pacific central banks and sovereign wealth funds; head of its Asia Pacific debt capital markets; and chairman of its Asia Pacific investment banking business evaluation committee. Prior to his tenure in Hong Kong, Mr. Watson was a Managing Director of J.P. Morgan Securities, Inc. in New York. From 1995 to 2007, he led the company’s investment and commercial banking operations for U.S. government-sponsored enterprises, including FHLBanks. He joined J.P. Morgan in 1985.

Mr. Watson will be an at-will employee of the Bank, and the Bank will have no employment arrangements with him, other than as disclosed in this Item. Mr. Watson’s base annual salary is $425,000. The Bank has also agreed to make payment of a $75,000 signing bonus to Mr. Watson and has agreed to provide Mr. Watson with a guaranteed 2010 bonus of $80,000. Additionally, Mr. Watson will be eligible to participate in the Bank’s 2009 Executive Temporary Incentive Plan ("TIP"), if any, as adopted by the Bank and approved by the Federal Housing Finance Agency for fiscal year 2009. Mr. Watson’s participation in the TIP would be at the level of up to 18% of his annual salary (pro-rated for 2009) with respect to any base incentive award and up to 22% of his annual base salary (pro-rated for 2009) with respect to any additional incentive award, if certain financial performance goals are met. With respect to Mr. Watson’s relocation, the Bank has agreed to provide Mr. Watson with a relocation allowance in the gross amount of $75,000 to cover: the cost of selling and purchasing a home; temporary living expenses for a period of up to 6 months; and the costs of household goods moving and storage and incidental expenses.

The Bank has also agreed to provide Mr. Watson with: 1) a Bank-owned or leased vehicle (up to a value of $40,000); 2) reimbursement for monthly parking expenses; 3) club membership for business purposes; and 4) reimbursement for financial planning and tax preparation of up to $2,000 annually. In his position as the Bank’s Chief Operating Officer, Mr. Watson will be eligible for 12 months’ of base salary if his employment with the Bank is terminated involuntarily (other than for cause) under the Bank’s severance policy.

Mr. Watson and the Bank will also enter into a change in control agreement in connection with Mr. Watson’s employment with the Bank within 5 business days after Mr. Watson’s employment commences. Under the terms of the change in control agreement, in the event that in connection with a voluntary merger (or similar reorganization of the Bank) either of the following two events occur:

• Mr. Watson terminates his employment with the Bank for a good reason (as defined in the change in control agreement) that is not remedied within a certain cure period by the Bank; or

• The Bank (or the Bank’s successor in the event of a reorganization) terminates Mr. Watson without cause (as defined by the change in control agreement);

then, the Bank will pay to Mr. Watson an amount equal to two (2) times his annual base salary and an amount equal to two (2) times the incentive payout award at the target award level (40% of base salary) under the Bank’ applicable incentive plan in the calendar year of separation. Notwithstanding the foregoing, the Bank’s obligation to pay Mr. Watson will be subject to Mr. Watson’s execution of the Bank’s release of claims agreement and the Bank’s compliance with applicable statutory and regulatory requirements at the time such payment would be made.

In addition to being eligible for the benefits available to all of the Bank’s employees, as a named executive officer of the Bank, Mr. Watson will be eligible to participate in the Bank’s nonqualified defined benefit and defined contribution plans, the Supplemental Executive Retirement Plan ("SERP") and Supplemental Thrift Plan respectively, which have been filed as Exhibits 10.6.1 and 10.7.2 to the Bank’s 2008 Annual Report filed on Form 10-K on March 27, 2009 ("2008 Form 10-K"). Mr. Watson’s benefits under the Bank’s qualified defined benefit pension plan (the Pentegra Defined Benefit Plan for Financial Institutions) and the SERP will be based on an annual accrual rate of 1.5 percent and a "High-5 Average Salary" as set forth in the Pentegra Financial Institutions Retirement Fund Summary Plan Description filed as Exhibit 10.13 to the Bank’s 2008 Form 10-K.

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1 to this Form 8-K is a copy of the Bank’s press release regarding the appointment of Mr. Winthrop Watson, as Chief Operating Officer of the Bank.

The information being furnished pursuant to Item 7.01 on this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number

99.1 Press release, dated October 7, 2009, issued by the Bank.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Pittsburgh

October 7, 2009	By:	Dana A. Yealy

Name: Dana A. Yealy
Title: Managing Director, General Counsel & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated October 7, 2009, issued by the Bank.